UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. 5)*

Tanox, Inc.

(Name of Issuer)

Common Stock

(Title of Class of Securities)

87588Q 10 9 (CUSIP Number)

December 31, 2005

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 448774 10 9	Page 2 of 10 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS Nancy T. Chang
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 7,364,661 (1) 6 SHARED VOTING POWER 7 SOLE DISPOSITIVE POWER 7,364,661 (1) 8 SHARED DISPOSITIVE POWER

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 7,364,661 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 16.25%(1)
12	TYPE OF REPORTING PERSON* IN

(1)	Includes (i) 415,529 shares that may be acquired by Ms. Chang within 60 days upon the exercise of outstanding employee stock options, (ii) 207,437 shares held by the Nancy Chang 1992 GRAT, and (iii) 3,245,616 shares that are held by Robinhood II Limited Partnership Of the 3,496,079 shares held directly by Ms. Chang, she has entered into prepaid forward sales agreements to sell (i) 250,000 shares with closings to occur in mid-November 2007, and (ii) 500,000 shares with closings to occur on August 29, 2008. Ms. Chang is the President of Apex Enterprises, Inc., the sole general partner of Robinhood II Limited Partnership, and is the beneficial owner of shares held by that partnership.

CUSIP NO. 87588Q 10 9	Page 3 of 10 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS Apex Enterprises, Inc. (1)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION The corporation was formed under the laws of the State of Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 3,245,616 6 SHARED VOTING POWER 7 SOLE DISPOSITIVE POWER 3,245,616 8 SHARED DISPOSITIVE POWER

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,245,616(1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 7.23%
12	TYPE OF REPORTING PERSON* CO

(1)	Apex Enterprises, Inc. is the sole general partner of Robinhood II Limited Partnership, and is deemed to beneficially own the 3,245,616 shares held by it.

CUSIP NO. 87588Q 10 9	Page 4 of 10 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS Robinhood II Limited Partnership
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☒ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION The limited partnership was formed under the laws of the State of Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5 SOLE VOTING POWER 3,245,616 6 SHARED VOTING POWER 7 SOLE DISPOSITIVE POWER 3,245,616 8 SHARED DISPOSITIVE POWER

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,245,616
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 7.23%
12	TYPE OF REPORTING PERSON* PN

CUSIP NO. 87588Q 10 9	Page 5 of 10 Pages

ITEM 1.

Item 1	(a)	Name of Issuer:

Tanox, Inc.

Item 1	(b)	Address of Issuer’s Principal Executive Offices:

10301 Stella Link Houston, Texas 77025

ITEM 2.

Item 2	(a)	Name of Person Filing:

Nancy T. Chang

Item 2	(b)	Address of Principal Business Office:

10301 Stella Link Houston, Texas 77025

Item 2	(c)	Citizenship:

United States

Item 2	(d)	Title of Class:

Common Stock

Item 2	(e)	CUSIP Number:

87588Q 10 9

Item 2	(a)	Name of Person Filing:

Apex Enterprises, Inc.

Item 2	(b)	Address of Principal Business Office:

c/o Nancy T. Chang 10301 Stella Link Houston, Texas 77025

Item 2	(c)	Citizenship:

The corporation was formed under the laws of the State of Delaware

Item 2	(d)	Title of Class:

Common Stock

Item 2	(e)	CUSIP Number:

87588Q 10 9

Item 2	(a)	Name of Person Filing:

Robinhood II Limited Partnership

Item 2	(b)	Address of Principal Business Office:

c/o Nancy T. Chang 10301 Stella Link Houston, Texas 77025

Item 2	(c)	Citizenship:

The limited partnership was formed under the laws of the State of Delaware

Item 2	(d)	Title of Class:

Common Stock

Item 2	(e)	CUSIP Number:

87588Q 10 9

ITEM 3.	IF THIS STATEMENT IS FILED PURSUANT TO Rule 13d-1(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

	(a)	☐ Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

	(b)	☐ Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

	(c)	☐ Insurance Company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

	(d)	☐ Investment Company registered under section 8 of the Investment Company Act of 1940 (15 (U.S.C. 80a-8).

	(e)	☐ An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

	(f)	☐ An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

	(g)	☐ A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

	(h)	☐ A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

	(i)	☐ A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

	(j)	☐ Group, in accordance with Rule 13d-1(b) (1)(ii)(J).

CUSIP NO. 87588Q 10 9	Page 6 of 10 Pages

ITEM 4.	OWNERSHIP

Nancy T. Chang:

	(a)	Amount Beneficially Owned: 7,364,661 (see footnote 1 on page 2)

	(b)	Percent of Class: 16.25%

	(c)	Number of Shares as to which such person has:

		(i)	Sole power to vote or to direct the vote: 7,364,661

		(ii)	Shared power to vote or to direct the vote: none

		(iii)	Sole power to dispose or to direct the disposition of: 7,364,661

		(iv)	Shared power to dispose or to direct the disposition of none

Apex Enterprises, Inc.:

	(a)	Amount Beneficially Owned: 3,245,616

	(b)	Percent of Class: 7.23%

	(c)	Number of Shares as to which such person has:

		(i)	Sole power to vote or to direct the vote: 3,245,616

		(ii)	Shared power to vote or to direct the vote: none

		(iii)	Sole power to dispose or to direct the disposition of: 3,245,616

		(iv)	Shared power to dispose or to direct the disposition of none

Robinhood II Limited Partnership:

	(a)	Amount Beneficially Owned: 3,245,616

	(b)	Percent of Class: 7.23%

	(c)	Number of Shares as to which such person has:

		(i)	Sole power to vote or to direct the vote: 3,245,616

		(ii)	Shared power to vote or to direct the vote: none

		(iii)	Sole power to dispose or to direct the disposition of: 3,245,616

		(iv)	Shared power to dispose or to direct the disposition of none

ITEM 5.	Ownership of Five Percent or Less of a Class

Not Applicable

ITEM 6.	Ownership of More Than Five Percent on Behalf of Another Person

Not Applicable

ITEM 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

Not Applicable

ITEM 8.	Identification and Classification of Members of the Group

Not Applicable

ITEM 9.	Notice of Dissolution of Group

Not Applicable

ITEM 10.	Certification

Not Applicable

CUSIP NO. 87588Q 10 9	Page 7 of 10 Pages

SIGNATURE

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 13, 2006

/s/ Nancy T. Chang
Nancy T. Chang

APEX ENTERPRISES, INC.

By:	/s/ Nancy T. Chang
Nancy T. Chang, President

ROBINHOOD II LIMITED PARTNERSHIP

BY: APEX ENTERPRISES, INC., ITS SOLE GENERAL PARTNER

By:	/s/ Nancy T. Chang
Nancy T. Chang, President

EXHIBIT INDEX

EXHIBIT        Joint filing agreement

EXHIBIT

AGREEMENT

The undersigned hereby agree in writing pursuant to the provisions of Rule 13d-1(k)(1)(iii) promulgated under the Securities Exchange Act of 1934, as amended, that the Schedule 13G to which this Agreement is attached is filed on behalf of each of the undersigned.

Dated: February 14, 2006

/s/ Nancy T. Chang
Nancy T. Chang

APEX ENTERPRISES, INC.

By:	/s/ Nancy T. Chang
Nancy T. Chang, President

ROBINHOOD II LIMITED PARTNERSHIP

BY: APEX ENTERPRISES, INC., ITS SOLE GENERAL PARTNER

By:	/s/ Nancy T. Chang
Nancy T. Chang, President